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                                EXHIBIT  11 (a)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*


                       ( In thousands except share data )

                                                Nine Months ended
                                                      May 31,
                                              ----------------------
                                                  1995        1994
                                              ----------   ---------
Net earnings                                     $28,020     $17,140


Weighted average number
   of shares outstanding                      14,924,234  14,787,290

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                      250,030     349,431


Shares used in calculating primary
   net earnings per share                     15,174,264  15,136,721



Earnings per share                                 $1.85       $1.13





*Fully diluted earnings per share are identical to primary earnings per share.


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